Page 12 of 12 Pages

EXHIBIT B

Joint Filing Agreement

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13G/A (including amendments thereto) with respect to the common stock, par value $.01 per share of Integra LifeSciences Holdings Corporation, and further agree that this Joint Filing Agreement be included as Exhibit to such joint filings. In evidence thereof, the undersigned, being duly authorized, have executed this Joint Filing Agreement this 3rd day of February 2014.

TRU ST PARTNERSHIP LP

By:	/s/ Richard E. Caruso, Ph.D.	By:	/s/ Richard E. Caruso, Ph.D.
Its: President			Richard E. Caruso, Ph.D.

PROVCO LEASING CORPORATION

By:	/s/ Richard E. Caruso, Ph.D.
Its: President

THE UNCOMMON INDIVIDUAL FOUNDATION

By:	/s/ Richard E. Caruso, Ph.D.
Its: President